EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-109728, 333-118003, 333-134913, 333-157261 and 333-160250) and on Form S-3 (Nos. 333-124926, 333-139614, 333-142819, 333-147637, 333-149006 and 333-154431) of MiddleBrook Pharmaceuticals, Inc. of our report dated March 16, 2010 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, which appears in this Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 16, 2010